Eternelle Skincare Products Inc.
(formerly Peptide Technologies, Inc.)
5348 Vegas Drive, #177
Las Vegas, NV  98108-2347

Re:	Eternelle Skincare Products Inc.
Related Party Advance
From Baxter Koehn, Chief Financial Officer

In early 2015, Baxter Koehn, Chief Financial Officer of Eternelle Skincare Products Inc. (the “Company”), agreed to advance to the Company the funds required to pay for operating expenses and to implement the initial phases of the Company’s plan of operation. The Company intends to utilize such advance until it can raise additional funds through debt and/or equity financing.

As this arrangement was not documented with a contemporaneous written agreement, the terms have been summarized herein.  The advance does not carry any interest and is due on demand.  There are no fixed terms of repayment.